Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Senesco Technologies, Inc. of our report dated September 11, 2013, except for Note 16 as to which the date is September 30, 2013, relating to our audits of the consolidated financial statements which appear in the Registration Statement on Form S-1 (No. 333-191785) of Senesco Technologies, Inc. Our report dated September 11, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ McGladrey LLP

McGladrey LLP

New York, New York

December 12, 2013